Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 28th day of November, 2005

BETWEEN:

TERASEN GAS INC., a body corporate incorporated under the laws of British Columbia

(“Employer”)

AND:

RANDALL JESPERSEN

(“Employee”)

WHEREAS:

A.

The Employee has been an Employee of the Employer since March 25, 1996; and

B.

Kinder Morgan, Inc. is acquiring all of shares of Terasen Inc. and consequently is acquiring all of Terasen Inc.’s wholly owned subsidiaries pursuant to a plan of arrangement between Kinder Morgan, Inc., 0731297 B.C. Ltd. and Terasen Inc. (the “Plan of Arrangement”) and the Employee has agreed to enter into a new employment relationship following the Plan of Arrangement on new terms and conditions as set forth in this Agreement.

NOW THEREFORE in consideration of the premises and mutual covenants and agreements set out in this Agreement and other good and valuable consideration given by each party hereto to the other, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereby agree as follows:

PART 1 - DEFINITIONS

1.1

In this Agreement, the following terms shall have the following definitions:

(a)

“Annual Salary” means the annual base salary to be paid to the Employee as stated in Section 4.1 of this Agreement or as may subsequently be established by the Board as the annual base salary payable to the Employee by the Employer;

(b)

“Board” means the Board of Directors of the Employer;

(c)

"Change in Control" means the occurrence of one or more of the following events:

i)

any "person," as such term is defined in the Income Tax Act (Canada) (other than Kinder Morgan, any trustee or other fiduciary holding securities under an employee benefit plan of Kinder Morgan or any corporation owned, directly or indirectly, by the shareholders of Kinder

Morgan in substantially the same proportions as their ownership of stock of Kinder Morgan), is or becomes the owner, directly or indirectly, of securities of Kinder Morgan representing fifty percent (50%) or more of the combined voting power of Kinder Morgan’s then outstanding securities;

ii)

during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Kinder Morgan to effect a transaction described in paragraph (i), (iii) or (iv) of this Section 1.1(c) whose election by the board of directors of Kinder Morgan or nomination for election by Kinder Morgan's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than normal retirement, death or disability to constitute at least a majority thereof;

iii)

the shareholders of Kinder Morgan approve a merger or consolidation of Kinder Morgan with any other person, other than (i) a merger or consolidation which would result in the voting securities of Kinder Morgan outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities for the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Kinder Morgan or surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger in which Kinder Morgan is the surviving entity but no "person" (as defined above) acquires more than fifty percent (50%) of the combined voting power of Kinder Morgan's then outstanding securities; or

iv)

the shareholders of Kinder Morgan approve a plan of complete liquidation of Kinder Morgan or an agreement for the sale or disposition by Kinder Morgan of all or substantially all of Kinder Morgan's assets (or any transaction having a similar effect), but does not include the Plan of Arrangement or any financial transaction that may occur between Kinder Morgan, Terasen Inc., any company within the Terasen Group or, as applicable, any company related to any of Kinder Morgan, Terasen Inc. or the Terasen Group.

(d)

“Employee” means Randall Jespersen;

(e)

“Employer” means Terasen Gas Inc.;

(f)

“Good Reason” means one or more of the following events, occurring without the Employee’s written consent:

i)

a material diminution or adverse change to the Employee’s position, nature of responsibilities, or authority within the Terasen Group that is not contemplated by this Agreement (for the purpose of this Agreement, a material diminution in responsibilities shall include the sale or disposition by the Terasen Group of assets or shares comprising 40% or more of the Terasen Group’s consolidated assets or shares or assets that generate 40% or more of the Terasen Group’s consolidated revenues; but shall not include the Plan of Arrangement or any change in the Employee’s position, nature of responsibilities or authority within the Terasen Group that is incidental to the Plan of Arrangement;

ii)

a decrease in the Employee’s Annual Salary as provided in this Agreement (or as such amounts may be increased from time to time) excluding any amounts accrued by or paid to the Employee relating to incentive compensation amounts as described in Sections 4.2 and 4.3 herein and any decrease that may occur in the value of the Employee’s benefits under the Employer’s benefit plans resulting from a restructuring of any or all benefit plans at the discretion of the Employer in accordance with Section 4.4;

iii)

any other failure by the Employer to perform any material obligation under, or breach by the Employer of any material provision of this Agreement;

iv)

a relocation of the Employee’s current primary work location to a location greater than fifty (50) miles from its current location; or

v)

any failure to secure the agreement of any successor corporation or other entity to the Employer to fully assume the Employer’s obligations under this Agreement;

but does not include any financial transaction that may occur between Kinder Morgan, Terasen Inc., any company within the Terasen Group or, as applicable, any company related to any of Kinder Morgan, Terasen Inc. or the Terasen Group.

(g)

 “Kinder Morgan” means Kinder Morgan, Inc.;

(h)

“Restricted Stock Unit Plan” means Kinder Morgan, Inc. Restricted Stock Unit Plan; and

(i)

 “Terasen Group” means Terasen Gas Inc., Terasen Gas (Vancouver Island) Inc., Terasen Gas (Squamish) Inc. and Terasen Gas (Whistler) Inc.

PART 2- EMPLOYMENT

2.1

Position

The Employer hereby employs the Employee as its President, reporting to the Office of the Chairman of Kinder Morgan, with such powers and duties in the conduct of such office as are normally associated with such a position together with such other duties, responsibilities, and tasks as the Employer may reasonably request of the Employee from time to time.  As part of his duties hereunder, the Employee agrees to serve as President of each of Terasen Gas (Vancouver Island) Inc., Terasen Gas (Squamish) Inc. and Terasen Gas (Whistler) Inc. (or such other comparable position in the future as determined by the Employer), and to perform the duties associated with the position and those additional duties that may from time to time be reasonably requested by the Employer, including any duties on behalf of such affiliates or subsidiaries of the Employer designated as requiring the services of the Employee.

2.2

Service

The Employee shall well and faithfully serve the Employer and use the Employee’s best efforts to promote the interests of the Employer.  The Employee shall, while this Agreement is in effect devote the whole of the Employee’s working time and attention to the business of the Employer and shall not, without the prior written consent of the Employer, engage in any other business, profession or occupation, or become an officer, employee, contractor for service, agent, or representative of any other company, partnership, firm, person, organization, or enterprise, where such engagement or position would conflict with or unduly interfere with the full and satisfactory performance of the Employee’s duties and obligations to the Employer.

2.3

Confidentiality

The Employee’s obligations under this Section 2.3 will not apply in the event disclosure is required by law or in the event such information becomes part of the public domain other than through the breach of this Agreement by the Employee.

The Employee acknowledges that, as the President of each of the companies in the Terasen Group and in any other position the Employee has held or may hold the Employee may have acquired or will acquire information about certain matters and things which are confidential to the Employer, and which information is the exclusive property of the Employer, including:

(a)

product design and manufacturing information;

(b)

names and addresses of present customers of the Employer, as well as prospective customers;

(c)

pricing and sales policies, techniques and concepts;

(d)

trade secrets; and

(e)

other confidential information concerning the business operations or financing of the Employer.

The Employee acknowledges that the information referred to in this Section 2.3 could be used to the detriment of the Employer.  Accordingly, the Employee undertakes not to disclose same to any third party, either during the term of the Employee’s employment, except as may be necessary in the proper discharge of the Employee’s employment under this Agreement, or after the termination of the Employee’s employment, howsoever caused, except with the written permission of the Board.

2.4

Change in Employment

The Employee’s duties, title, salary and/or benefits may be modified by the Employer from time to time.  Where the Employer modifies the Employee’s duties, salary and/or benefits, the Employee agrees that any such minor modification to any or all of the above, shall be deemed not to constitute a termination of this Agreement or the employment of the Employee hereunder or constitute Good Reason which terminates this Agreement in accordance with Section 5.6 and that all other aspects of this Agreement shall remain in full force and effect.

PART 3 - TERM OF EMPLOYMENT

3.1

Term of Employment

This Agreement shall commence upon the Plan of Arrangement becoming effective (the “Effective Date”) and be for an indefinite term (such term not to extend past the date of retirement of the Employee under and pursuant to the retirement plans of the Employer), subject to the right of either party to terminate this Agreement as provided herein.

PART 4 - COMPENSATION AND BENEFITS

4.1

Annual Salary

The Employer shall pay to the Employee, as remuneration for the Employee’s services, an annual base salary of CDN $250,000 per year as of the Effective Date, less statutory and other applicable deductions required payable in accordance with the normal payroll procedures of the Employer or on such other basis as mutually agreed by the Employer and the Employee.

The Annual Salary paid to the Employee shall, for the purpose of establishing appropriate increases, be reviewed annually by the Board or a committee thereof as part of the annual review of executive officers’ remuneration.  The decision on whether to grant an increase to the Employee’s base salary and the amount of any such increase shall be in the sole discretion of the Board or committee thereof.

4.2

Short Term Incentive Plan

As of the Effective Date, the Employee shall be eligible to participate in such executive incentive plans as may be implemented by the Employer following the Plan of Arrangement.  The terms and conditions of all such incentive plans are subject to modification from time to time by the Board or committee thereof, in its sole discretion.  It is anticipated that, for the 2006 calendar year, provided the Employee meets the Employee’s financial and operating targets as may be set by the Board in its sole discretion, that the Employee will receive a bonus that is similar to other bonuses that may be provided to similarly situated executives in the approximate amount of CDN $300,000, in the sole discretion of the Board acting in the best interests of the Employer.

Notwithstanding any other provision of this Agreement, the Employer will pay the Employee a minimum of CDN $250,000 for the period from January 1, 2005 to December 31, 2005 (“2005 Incentive Payment”) and the Employee will not be entitled to any other short term incentive compensation during this period respecting any other short term incentive plan that may be implemented by the Employer.  Payment of the 2005 Incentive Payment shall be paid to the Employee by the Employer in accordance with the normal procedures established by the Employer for the payment of short term incentive compensation to its employees.

4.3

Long Term Incentive Plan

In consideration of the Employee entering into this Agreement and in full satisfaction of any entitlement the Employee had, has, or may have to any incentive compensation pursuant to any terms of employment with the Employer or any affiliate or subsidiary of the Employer that predate the execution of this Agreement and, without limiting the generality of the forgoing, any entitlement the Employee may have under Terasen Inc.’s prior Medium Term Incentive Plan, the Employer shall grant the Employee, for the 2006 calendar year, 6,000 restricted stock units pursuant to the Restricted Stock Unit Plan which will vest as follows:

(a)

2,000 restricted stock units on January 18, 2007;

(b)

2,000 restricted stock units on January 18, 2008; and

(c)

2,000 restricted stock units on January 18, 2009,

contingent upon the Restricted Stock Unit Plan being approved by a majority of the shareholders of Kinder Morgan and subject to the terms and conditions of the Restricted Stock Unit Plan.

For each calendar year thereafter, the Employee shall be eligible to participate in such Restricted Stock Unit Plan and such other long term incentive plans as may be implemented by the Employer from time to time.  The terms and conditions of all such long term incentive plans are subject to modification from time to time by the Board or committee thereof, in its sole discretion.

4.4

Group Insurance Benefits and Retirement Plans

As of the Effective Date, all of the Employee’s group insurance benefit and retirement plans in force at the time of the Plan of Arrangement shall remain in place and the Employee shall be entitled to participate in all such plans (the “Pre-Acquisition Plans”).

Effective January 1, 2007, the Employer will be changing certain group insurance benefit and retirement plans and the Employee will be eligible to participate in all such new employee benefit and retirement plans that may be made available to employees of the Employer having responsibilities similar in nature or level to those of the Employee (the “Post-Acquisition Plans”), provided that such participation will be subject to all terms and conditions of such new plans (including, without limitation, all waiting periods, eligibility requirements, contributions, exclusions or other similar conditions and limitations)

For the purpose of calculating pension entitlement at the time of retirement, the Employer, subject to all applicable laws, will credit the Employee with 2 years of service per year of service up until June 30, 2009.  If the Employee retires between age 54 and 55, the Employee’s pension entitlement will not be subject to any penalty related to early retirement that may apply pursuant to the relevant retirement plan in effect at the time of retirement.  If the Employee retires before age 54, the terms of the relevant retirement plan in effect at the time of retirement shall apply but, notwithstanding any contrary language that may appear in the relevant retirement plan, the Employee will be eligible to participate in the Employer’s retiree medical plan in place at the date of retirement.

To the extent that the Employee’s pension entitlement at the time of retirement, based on a valuation of the Employee’s pension entitlement under the Post-Acquisition Plans (accounting for amounts carried over from the Pre-Acquisition Plans), is less than what the Employee’s pension entitlement would have been had the Pre-Acquisition Plans remained in effect up until the date of his retirement, the Employer agrees to pay the Employee the difference through the supplemental employer retirement plan in place at the time of retirement.

The termination of the Pre-Acquisition Plans and the introduction and administration of the Post-Acquisition Plans is within the Employer’s sole discretion, and the Employee agrees that the introduction, deletion or amendment of any of the benefits at any time shall not constitute a breach of this Agreement.

4.5

Vacation

The Employee shall be entitled to vacation and shall be entitled to additional days off, all to be taken in accordance with the Employer’s policies and procedures, and as amended from time to time by the Employer, in its sole discretion and the Employee agrees that such amendments shall not constitute a breach of this Agreement.

4.6

Expenses

During the Employee’s employment, the Employer shall reimburse the Employee for all travelling and other expenses actually, properly and necessarily incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the policies set from time to time by the Employer, in its sole discretion.  The Employee shall furnish such receipts, vouchers or other evidence as are required by the Employer to substantiate such expenses.

PART 5- TERMINATION OF AGREEMENT AND EMPLOYMENT

5.1

Termination by Employee

The Employee may terminate this Agreement and the Employee’s employment with the Employer by giving as much notice as possible and in any event not less than eight (8) weeks’ written notice of termination to the Employer, or other such time as may be mutually agreed to by the Employer and the Employee.

5.2

Termination by Death

This Agreement shall terminate automatically upon the death of the Employee.  In the event that this Agreement is terminated pursuant to this Section the following terms shall apply:

(a)

the Employer shall, within sixty (60) days of the date of termination, pay to the legal representatives of the Employee all amounts owed by the Employer to the Employee under this Agreement as of the date of termination of this Agreement (excluding any amounts arising from any long term incentive plan and relevant components thereof in place at the time of the Employee’s death); and

(b)

the Employer shall make such payments to the legal representatives of the Employee, when due, as the Employer may otherwise be obligated to make pursuant to any other benefit or other plan or program referred to in Section 4 of this Agreement, including without limitation any plan with respect to which the Employee was upon death, a beneficiary.

5.3

Termination by the Employer for Cause

Notwithstanding any other provisions of this Agreement, the Employer may terminate this Agreement and the Employee’s employment with the Employer at any time, without notice or pay in lieu of notice, for cause.  For the purposes of this Agreement, “cause” has the meaning commonly ascribed to the phrase “cause” or “just cause for termination” in the courts of the Province of British Columbia, and without limiting the foregoing, includes any of the following acts or omissions:

(a)

the wilful failure of the Employee to follow the instructions of the Employer;

(b)

the wilful failure of the Employee to perform the reasonable duties assigned to him by the Employer;

(c)

the material breach or non-observance of any of the provisions of this Agreement by the Employee; or

(d)

any conduct of the Employee which tends to bring him or the Employer into disrepute and which is not corrected within a reasonable time after the Employer gives written notice to the Employee specifying the conduct.

5.4

Termination by the Employer Without Cause

The Employer may terminate this Agreement and the Employee’s employment at any time without cause immediately on written notice.  In the event that the Employer terminates this Agreement and the Employee’s employment without cause as provided by this Section 5.4, the Employer shall pay to the Employee all amounts owed by the Employer to the Employee under this Agreement as of the date of termination set out in the written notice of termination, and the Employee shall be entitled to be paid the following payments in lieu of any additional notice of termination:

(a)

an amount in lieu of any entitlement to annual incentive for the calendar year in which the Employee is terminated equivalent to the average amount of annual incentive paid to the Employee respecting the previous two calendar years pro-rated from the beginning of the calendar year in which the Employee is terminated to the date of written notice of termination;

(b)

an amount equivalent to twenty four (24) months Annual Salary and twenty four (24) months incentive under the terms of the short term incentive plan in place at the time of termination, which incentive will be based on the average incentive earned in the previous two calendar years;

(c)

an amount equivalent to the sum of all Registered Pension Plan, supplemental pension plan contributions and all other benefit contributions and premiums ordinarily paid by the Employer for insured benefits for the Employee, which would, but for the termination, have been paid by the Employer for the benefit of the Employee during the twenty four (24) months immediately following the date of termination of this Agreement.  At the Employee’s option, rather than payment of an amount equivalent to pension contributions, the Employer shall add an additional twenty four (24) months to the Employee’s age and an additional twenty four (24) months to the Employee’s service for the purpose of calculating the value of the Employee’s pension benefit upon termination; and

(d)

an amount in respect of outplacement counselling up to ten (10) percent of the Employee’s Annual Salary to be paid directly to an outplacement counselling agency as chosen by the Employer.

The parties acknowledge and agree that these amounts are payable as damages and not as a penalty.

Subject to any required regulatory or shareholder approval, any stock units held by the Employee at the date of termination shall be exercisable in accordance with the terms of the Restricted Stock Unit Plan in force as of the date of termination of this Agreement.

This Section 5.4 shall not apply and the Employee shall not be entitled to any payments as set out in this Section 5.4 where the Employee resigns, retires (whether or not the retirement is at the Employer’s direction in accordance with the Employer’s retirement policy that may be in place at the time of retirement) or is terminated pursuant to Section 5.2, 5.3 or 5.5 of this Agreement except where specific provisions are in place in the Restricted Stock Unit Plan.

5.5

Termination Due to Change in Control

In the event that this Agreement and the Employee’s employment are terminated by the Employer within three (3) months of a Change in Control or the Employee terminates his employment for Good Reason within three (3) months of a Change in Control, the Employee shall be entitled to payments in lieu of notice of termination equal to the payments set out and provided in Section 5.5 below, together with all legal and professional fees and expenses incurred by the Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit):

(a)

an amount in lieu of any entitlement to annual incentive for the calendar year in which the Employee is terminated equivalent to the average amount of annual incentive paid to the Employee respecting the previous two calendar years pro-rated from the beginning of the calendar year in which the Employee is terminated to the date of written notice of termination;

(b)

an amount equivalent to twenty four (24) months Annual Salary and twenty four (24) months incentive under the terms of the short term incentive plan in place at the time of termination, which incentive will be based on the average incentive earned in the previous two calendar years;

(c)

an amount equivalent to the sum of all Registered Pension Plan, supplemental pension plan contributions and all other benefit contributions and premiums ordinarily paid by the Employer for insured benefits for the Employee, which would, but for the termination, have been paid by the Employer for the benefit of the Employee during the twenty four (24) months immediately following the date of termination of this Agreement.  At the Employee’s option, rather than payment of an amount equivalent to pension contributions, the Employer shall add an additional twenty four (24) months to the Employee’s age and an additional twenty four (24) months to the Employee’s service for the purpose of calculating the value of the Employee’s pension benefit upon termination; and

(d)

an amount in respect of outplacement counselling up to ten (10) percent of the Employee’s Annual Salary to be paid directly to an outplacement counselling agency as chosen by the Employer.

The parties acknowledge and agree that these amounts are payable as damages and not a penalty.

Subject to any required regulatory or shareholder approval, any stock units held by the Employee at the date of termination shall be exercisable in accordance with the terms of the Restricted Stock Unit Plan in force as of the date of termination of this Agreement.

This Section 5.5 shall apply instead of and not in addition to Section 5.4 of this Agreement, and this Section 5.5 shall not apply and the Employee shall not be entitled to any payments as set out in this Section 5.5 where the Employee resigns, retires (whether or not the retirement is at the Employer’s direction in accordance with the Employer’s retirement policy that may be in place at the time of retirement) or is terminated pursuant to Section 5.2 or 5.3 of this Agreement, except where specific provisions are in place in the Restricted Stock Unit Plan.

5.6

Termination by Employee for Good Reason

In the event the Employee terminates this Agreement and resigns as an employee for Good Reason, where no Change in Control has occurred, the Employee shall be entitled to payments equal to the payments set out and provided in Section 5.4.

For greater certainty, the Plan of Arrangement does not constitute Good Reason entitling the Employee to terminate this Agreement and receive the payments set out and provided in Section 5.4 or Section 5.5.

5.7

No Other Compensation on Termination

The Employee agrees that the Employee shall not be entitled, by reason of his employment with the Employer or by reason of any termination of this Agreement, howsoever arising, to any remuneration, compensation or other benefits other than those expressly provided for in this Section 5.

5.8

No Mitigation

The Employee shall not be required to mitigate any of the payments made to him pursuant to this Agreement, or otherwise, nor shall the amount of any payments made by the Employer to the Employee herein be reduced by any compensation earned by the Employee as the result of obtaining employment by another employer or by the receipt of any retirement benefits payable pursuant to this Agreement.

PART 6 - RESTRICTIONS ON COMPETITION

6.1

Restrictions on Employee’s Competitive Activities

In consideration of the mutual covenants and promises contained herein, including but not limited to the provisions governing notice of termination, the Employee agrees that during the term of this Agreement the Employee shall not, directly or indirectly, as an individual, as a member, employee, or agent of a firm, as a shareholder, director, officer, employee or agent of a corporation, as part of any other organization or group, participate in, assist, engage in, advise or consult for, lend money to, guarantee the debts or obligations of, permit the Employee’s name to be used by, or be in any way connected with any business competing with the Employer or any of its businesses.

The Employee agrees and acknowledges that after termination of this Agreement, however caused, the Employee owes a common law duty of fidelity or good faith to the Employer not to compete unfairly against the Employer which includes, but is not limited to, a duty not to make use of the Employer’s confidential information and material to compete with the Employer.  Further, the Employee agrees and acknowledges that he stands in a fiduciary relationship with the Employer and specifically under that relationship may not directly solicit the Employer’s clients, suppliers or take business advantage or opportunities belonging to the Employer for a period of eighteen (18) months after the termination of this Agreement.  All other aspects of the fiduciary relationship are not restricted.

6.2

Limits on Restrictions

The restrictions imposed by Section 6.1 shall not restrict the Employee from making a passive investment in any business in which the Employee does not participate actively in the business and in which the Employee’s direct or indirect investment does not exceed twenty percent of the capital of the business.

6.3

Solicitation of Business Restricted

In consideration of the mutual covenants and promises contained herein, including but not limited to the provisions governing notice of termination, and in addition to his common law duties set out in 6.1 above, the Employee agrees that during the term of this Agreement and for a period of eighteen (18) months after termination of this Agreement, however caused, the Employee shall not,

(a)

persuade or induce any customer of any of the Employer’s businesses to patronize any other business similar in nature to all or part of the Employer’s business or which competes in any way with the Employer’s businesses;

(b)

canvass, solicit or accept business from any customer of the Employer for the gain, profit or pecuniary advantage of the Employee independently of the employment hereunder or for the gain, profit or pecuniary advantage of any business similar in nature to all or part of the Employer’s business or which competes in any way with the Employer’s businesses; or

(c)

request or advise any customer of any of the Employer’s businesses to withdraw, curtail or cancel such customer’s business with the Employer’s businesses.

6.4

Restrictions on Hiring Away

In consideration of the mutual covenants and promises contained herein, including but not limited to the provisions governing notice of termination, the Employee agrees that during the term of this Agreement and for a period of eighteen (18) months after termination of this Agreement, however caused, the Employee shall not directly hire or take away or cause or induce or persuade to be hired or taken away any employee of the Employer.

6.5

Remedies Protected

The Employee acknowledges that he has knowledge, skill and ability of a special and unique value gained in part as a result of the employment hereunder, and that the monetary value of the loss of such knowledge, skill and ability to the operations of the Employer cannot be estimated with certainty and cannot be adequately compensated by damages.  The Employee further acknowledges that, in the highly competitive business operations in which the Employer is engaged, personal contact is of primary importance in securing new customers and in retaining the patronage and goodwill of present customers and protecting the business of the Employer.  The Employee therefore agrees as follows:

(a)

that the Employer shall have the right, in addition to any other rights which the Employer may have, to enjoin the Employee by appropriate injunction proceedings from engaging in any act or omission in violation of Sections 6.1, 6.3 and 6.4 hereof;

(b)

that all restrictions imposed hereunder during and after this Agreement and the employment hereunder are reasonable and valid, and the Employee waives any defences to the strict enforcement thereof; and

(c)

that the claim or cause of action by the Employee against the Employer, whether based on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Employer of the covenants or restrictions.

6.6

Substitution

With respect to Sections 6.1, 6.3 and 6.4 of this Agreement, in the event that a court of competent jurisdiction determines that the period of eighteen (18) months or the scope of the restrictions specified in such Sections is unreasonable and that such provision would for that reason be void or unenforceable, the parties hereby request the court to substitute such shorter period or narrower scope therefore as would provide the maximum protection to the Employer consistent with the enforceability of that provision.

PART 7 - SURVIVAL

Notwithstanding any other provision in this Agreement, the provisions of Sections 2.3, and 6 of this Agreement and all other provisions in this Agreement which are reasonably necessary to enforce the provisions of Sections 2.3 and 6 of this Agreement shall survive the termination of this Agreement and shall continue in full force and effect thereafter.

PART 8 - PROHIBITIONS AGAINST ASSIGNMENTS

The Employee shall not be at liberty to assign the Employee’s rights under this Agreement or to delegate to others any of the Employee’s functions and duties hereunder.

PART 9 - ENTIRE AGREEMENT AND RELEASE

This Agreement and the Release referred to herein contain the entire agreement between the parties and, except as specifically provided in this Agreement and in the specific agreements relating to any incentive plans that may be implemented from time to time after the Effective Date of this Agreement, supersede and cancel any and all prior expectations, understandings, communications, representations and agreements, whether written or oral, with respect to the employment of the Employee by the Employer or any company or entity related to the Employer and there are no agreements collateral hereto other than as are expressly set forth herein.  As a condition precedent to commencing employment with the Employer under the terms of this Agreement, the Employee agrees to execute a Release substantially in the form attached to this Agreement as Schedule “A”.

PART 10- SEVERABILITY

If any provision of this Agreement is unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement, and such unenforceable or invalid provisions shall be severed from the remainder of this Agreement.

PART 11 - GOVERNING LAW

This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of British Columbia and the laws of Canada applicable therein.  Each of the parties hereto irrevocably accepts and attorns to the jurisdiction of the Supreme Court of British Columbia and all courts of appeal therefrom, except insofar as courts of other jurisdictions are requested to enforce the restrictive covenants contained herein.

PART 12 - NOTICES

Any notice or other communication required or permitted to be given under this Agreement shall be delivered by hand or courier or sent by prepaid registered mail to the parties hereto as follows:

(a)

to the Employer at:

the Office of the Chairman of Kinder Morgan whose address as of the date of this Agreement is as follows:

Kinder Morgan, Inc.

500 Dallas St., Suite 1000

Houston, TX

77002

(b)

to the Employee at:

c/o Terasen Gas Inc.

16705 Fraser Highway

Surrey, British Columbia

V3S 2X7

PART 13– SUCCESSION

This Agreement and everything herein contained shall enure to the benefit of and be binding upon the parties hereto, and their respective legal representatives, executors, administrators, trustees, receivers, receiver managers, and successors.

PART 14 - AMENDMENT

This Agreement may not be altered or modified except by agreement in writing signed by the parties.

PART 15- EXECUTION BY COUNTERPARTS

This Agreement may be executed in counterpart, including counterpart by facsimile, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to be executed on date as set out on the first page of this Agreement.

PART 16- AGREEMENT VOLUNTARY AND EQUITABLE

The Employer and the Employee acknowledge that they have carefully considered and understand the terms of employment contained in this Agreement including, without limitation, the Employer’s rights upon termination and the restrictions on the Employee after termination, and acknowledge that the terms of this Agreement are mutually fair and equitable, and that they have each executed this Agreement voluntarily and of their own free will.  The Employee acknowledges that, prior to entering into this Agreement, the Employee has been provided with copies of all policies and procedures which were in effect as of the Effective Date of this Agreement.

IN WITNESS WHEREOF the parties have hereto duly executed and delivered this Agreement.

TERASEN GAS INC.

By:

Authorized Signatory

SIGNED, SEALED AND DELIVERED by	)
RANDALL JESPERSEN in the presence of:	)
)
)
/s/ Shelly Watson	)
Signature	)
	)	/s/ Randall Jespersen
Shelly Watson	)	RANDALL JESPERSEN
(Print Name))
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(Address))
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Executive Assistant	)
(Occupation))

SCHEDULE “A”

RELEASE

KNOW ALL MEN BY THESE PRESENTS that RANDALL JESPERSEN of ____________, British Columbia (“RELEASOR”), in consideration of the payment of $10.00, the good and valuable consideration as set out in the written employment agreement attached to this Release as Schedule “A” (the “Employment Agreement”) and other good and valuable consideration to be paid and given to the RELEASOR by Terasen Gas Inc. (the “Employer”), the receipt and sufficiency of which is hereby acknowledged, hereby remises, releases and forever discharges the Employer and, as applicable, the Employer’s affiliates and subsidiaries and all of their respective officers, directors, shareholders, employees, agents, successors, administrators, executors, heirs and assigns (collectively, the “RELEASEE”) of and from any and all actions, causes of action, suits, debts, dues, accounts, costs, legal costs, contracts, claims and demands of every nature or kind, statutory or otherwise, including any claims made, pursuant to, as applicable, the Canada Labour Code, the Canadian Human Rights Act, the Employment Standards Act (British Columbia), the Human Rights Code (British Columbia), the Employment Standards Code (Alberta) or the Human Rights, Citizenship and Multiculturalism Act (Alberta), which the RELEASOR, and, as applicable, the RELEASOR’S officers, directors, partners, shareholders, employees, agents, successors, administrators, executors, heirs and assigns now or at any time hereafter can, shall or may have in any way arising or resulting from any cause, matter, or anything whatsoever, whether known or unknown, suspected or unsuspected existing as to the present time that the RELEASOR can, shall or may have against the RELEASEE, including, without restricting the generality of the foregoing but for greater certainty, any claims that are based on, relate to, or arise in connection with:

(a)

the employment of the RELEASOR by the Employer or, as applicable, the Employer’s affiliates or  subsidiaries;

(b)

the termination of that employment howsoever arising, including without limitation, any claims for notice, severance pay or pay in lieu of notice of termination whether as a result of a change in control of the Employer or otherwise, wrongful dismissal or vacation pay;

(c)

any entitlement the RELEASOR may have to bonuses, options, or shares pursuant to any of the incentive plans made available to the RELEASOR by the Employer including, without limitation, any Short-Term Incentive Plan, Medium Term Incentive Plan and Long-Term Incentive Plan in place at the time of execution of this Release and any claims arising out of the termination of the aforesaid plans;

(d)

any loss of office; and

(e)

the termination of any other of the RELEASOR’S allowances and benefits

(all of which are hereinafter referred to as the “Matters”).

THE RELEASOR FURTHER COVENANTS AND AGREES that this RELEASE shall bind, as applicable, the RELEASOR’S officers, directors, partners, shareholders, employees, agents, successors, administrators, executors, heirs and assigns, and the RELEASEE shall not by the payment of the consideration aforesaid or otherwise, be deemed to have admitted any liability to the RELEASOR in respect of any claim which the RELEASOR presently has or hereafter can, shall or may have and any such liability by the RELEASEE is in fact expressly denied.

THE RELEASOR ACKNOWLEDGES that any person or entity who satisfies the definition of “RELEASEE” set forth above has the direct right to enforce this RELEASE against the RELEASOR.  To the extent required by law to give full effect to these direct rights, the RELEASOR agrees and acknowledges that the Employer is acting as agent and/or as trustee of any other RELEASEE who is a RELEASEE by virtue of its relationship to the Employer.

IT IS FURTHER UNDERSTOOD AND AGREED that for the consideration expressed herein, the RELEASOR agrees not to make any claim or take any proceedings against any other person or corporation who might claim contribution or indemnity from the RELEASEE with respect to any of the Matters.

IT IS FURTHER UNDERSTOOD AND AGREED that the RELEASOR will not disclose, except in the necessary conduct of his business and to his legal and financial advisors

(and then only to the extent absolutely necessary) or unless required to do so by law, the fact of, or the terms of this RELEASE.

IT IS FURTHER UNDERSTOOD AND AGREED that the RELEASOR HEREBY REPRESENTS AND DECLARES that the RELEASOR executes this RELEASE as the RELEASOR’S own free act (and has not been influenced to any extent whatsoever in executing this RELEASE by any representations or statements made by the RELEASEE, or by any person on behalf of the RELEASEE) and that the RELEASOR has read this RELEASE and has had an opportunity to take independent legal advice as to its terms and the RELEASOR acknowledges that the RELEASEE relies on this representation and declaration.

THIS RELEASE shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein.

IN THE EVENT THAT any provision of this RELEASE becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable or void, this RELEASE shall continue in full force and effect without said provision.

IT IS FURTHER UNDERSTOOD AND AGREED that terms of this RELEASE are contractual, and not merely a recital.

IN WITNESS WHEREOF, the RELEASOR has executed this RELEASE as of the ________ day of November, 2005.

SIGNED, SEALED AND DELIVERED BY	)
RANDALL JESPERSEN IN THE PRESENCE OF:	) )
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Witness	)	RANDALL JESPERSEN
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Address	)
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Occupation	)